EXHIBIT 5.1

[Letterhead of Skadden, Arps, Slate, Meagher and Flom LLP]
October 24, 2016

Visa Inc. P.O. Box 8999 San Francisco, California 94128-8999

Re:	Visa Inc. Registration Statement on Form S-8
Ladies and Gentlemen:

We have acted as special counsel to Visa Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of the offer and sale of up to $90 million deferred compensation obligations of the Company, which upon election of a participating employee represent unsecured obligations to pay deferred compensation in the future, under the Visa Inc. 2005 Deferred Compensation Plan (the “Plan”), such obligations, the “Deferred Compensation Obligations.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)the Registration Statement, to be filed with the Commission under the Act on the date hereof;
(b) the Plan, including the description of the form of election (“Election Form”) in Section 1.14 thereunder;

Visa Inc.
October 24, 2016

(c) an executed copy of a certificate of Sue Choi, Assistant Secretary of the Company, dated October 19, 2016 (the “Secretary’s Certificate”);
(d)the Sixth Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware as of October 19, 2016, and certified pursuant to the Secretary’s Certificate;
(e)the Certificate of Correction of the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware as of October 19, 2016, and certified pursuant to the Secretary’s Certificate;
(f)the Amended and Restated By-laws of the Company, in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;
(g)certain resolutions of the Board of Directors of the Company adopted on October 18, 2016, and certified pursuant to the Secretary’s Certificate; and
(h)a certificate, dated the date hereof, from the Secretary of State of the State of Delaware, with respect to the Company’s existence and good standing in the State of Delaware.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary's Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the foregoing being referred to as “Opined on Law”). The Deferred Compensation Obligations may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws,

Visa Inc.
October 24, 2016

including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Deferred Compensation Obligations have been duly authorized by the Company and, when issued and paid for, in accordance with the terms of the Plan and any applicable Election Form thereunder, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of Delaware.

The opinion stated herein is subject to the following qualifications:

(a) the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Plan or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) we do not express any opinion with respect to the enforceability of any provision contained in the Plan with respect to arbitration;

(d) we have assumed that the choice Delaware law to govern the Plan is a valid and legal provision; and

(e) we call to your attention that irrespective of the agreement of the parties, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes.

In addition, in rendering the foregoing opinion we have assumed that:

(a) neither the issuance of the Deferred Compensation Obligations nor the performance by the Company of its obligations under the Plan (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments which are listed in Part II of the Registration Statement); (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is

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October 24, 2016

subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law);

(b) the issuance of the Deferred Compensation Obligations or the performance by the Company of its obligations under the Plan, does not require and will not require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(c) each Election Form under which Deferred Compensation Obligations are granted is consistent with the Plan and has been duly authorized, validly executed and delivered by the electing employee.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SKADDEN ARPS SLATE MEAGHER & FLOM LLP